Exhibit 23.8

Consent of Qualified Person
In accordance with the requirements of Regulation S-K 1300 Modernization of Property Disclosures §229.1302(b)(4)(iv)

Report Description
Report titled “North American Lithium DFS Technical Report Summary - Quebec, Canada”
(“Report”)
Piedmont Lithium Inc.
(“Company”)
North American Lithium Project
(“Deposit”)
December 9, 2024
(“Date of Report”)
Statement
I, Steve Andrews, of Measured Group, confirm that:
•In connection with any Securities Act filings or Exchange Act report and any amendment, supplement, or exhibit thereto, I consent to:
oThe filing and use of the Technical Report Summary titled “North American Lithium DFS Technical Report Summary - Quebec, Canada” (“TRS – Definitive Feasibility Study”) in connection with the Company’s 10-K filing with an approximate filing date of February 28, 2025; and,
oThe use of the Measured Group name, including our status as an expert or Qualified Person (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission) in connection with the TRS – Definitive Feasibility Study; and,
oThe information derived, summarized, quoted or reference from the TRS – Definitive Feasibility Study, or portions thereof, that were prepared by us, that we supervised the preparation of and/or that was reviewed or approved by us, that is reported or incorporated by reference into a Security Act filing.
•I have read and understood the requirements of the Regulation S-K 1300 Modernization of Property Disclosures.
•I am a “Qualified Person” as defined by Regulation S-K, and to the activity for which I am accepting responsibility.
•I have reviewed the Technical Report Summary to which this Consent Statement applies.
•I am an authorized representative and full-time employee of Measured Group who has been engaged by Sayona Mining Limited to prepare the documentation for the North American Lithium Project on which the Report is based.

I am responsible for the preparation of the report (chapters) titled "North American Lithium DFS Technical Report Summary - Quebec, Canada," with specific responsibility for the following sections of this report::
oSection 1 – Executive Summary
oSection 6 – Geological Setting, Mineralization, and Deposit
oSection 7 – Exploration
oSection 8 – Sample Preparation, Analysis and Security
oSection 9 – Data Verification
oSection 11 – Mineral Resource Estimates
oSection 21 - Other Relevant Data and Information
oSection 22 – Interpretation and Conclusions
oSection 23 – Recommendations
oSection 25 – Reliance on Information Provided by the Registrant

CONSENT

I consent to the filing of the Technical Report Summary by Piedmont Lithium Inc. (“Reporting Company”)

Additional Reports related to the Deposits for which the Qualified Person signing this form is accepting responsibility:

•The Reporting Company’s Annual Reports (10-K) for the next 12 months;
•The Reporting Company’s Quarterly Reports for the next 12 months;
•The Reporting Company’s Investor Presentations for the next 12 months;
•The Reporting Company’s future press releases for the next 12 months, until such time that the Report is superseded or this consent is otherwise withdrawn;
•The Reporting Company’s exhibition booths at any conferences for the next 12 months; and
•Any other releases, presentations and promotional material made by the Reporting Company during the next 12 months, until such time that the exploration target included in the Report is superseded or this consent is otherwise withdrawn.

/s/ Steve Andrews	2/26/2025
Signature of Competent Person	Date

AusIMM	328903
Professional Membership	Membership Number

Brett Ehler	Brett Ehler
Signature of Witness	Print Witness Name